Exhibit 10.87

AOL LLC

770 BROADWAY

NEW YORK, NEW YORK 10036

May 13, 2009

Randel A. Falco

770 Broadway

New York, NY 10036

Dear Randy:

Reference is made to your Employment Agreement effective as of March 7, 2008, (the “Employment Agreement”) with Time Warner Inc. (“Time Warner”) and AOL LLC (“AOL” or the “Company”). Capitalized terms used herein but not otherwise defined in this letter agreement (“Letter Agreement”) shall have the meanings given such terms in the Employment Agreement. We have agreed that your employment with the Company will be terminated and the provisions of Section 4.2 of your Employment Agreement are to become applicable, subject to the modifications set forth in this Letter Agreement (which modifications shall be deemed to constitute an amendment to your Employment Agreement). This Letter Agreement sets forth the understandings between the Company and you concerning the termination of your employment and your entitlements under the Employment Agreement.

You and the Company, intending to reflect our mutual understanding regarding the terms of the plan for the separation of your employment from the Company, hereby agree as follows:

1.         Pursuant to Section 4.2 of the Employment Agreement, your active employment with the Company shall terminate effective as of March 13, 2009 (the “Separation from Service Date”) and you shall continue to receive your current Base Salary, and a pro-rata portion of your Average Annual Bonus (which you and the Company agree is $3,250,000) and all other benefits as described in the Employment Agreement through the Separation from Service Date. From the Separation from Service Date through June 1, 2009 (the “Transition Period Date”), you shall provide transition services as described in paragraph 2, and you shall continue to receive your current Base Salary and a pro-rata portion of your Average Annual Bonus and all other benefits as described in Section 7.2 of the Employment Agreement. As of the Separation from Service Date, you shall no longer serve in any officer or director positions with the Company, Time Warner and any affiliates and subsidiaries of the Company or Time Warner and, to the extent action has not been taken to elect a successor to an officer or director position as of such date, you shall be deemed to have resigned from the position.

2.         Through the Transition Period Date you agree to cooperate with the Company in providing for an orderly transition, which cooperation shall include giving such assistance as may be reasonably requested by the Company or Time Warner and subject to your reasonable availability. Such cooperation shall extend to additional matters as reasonably requested by the Chairman and Chief Executive Officer of Time Warner from time to time and agreed to by you. The Company shall reimburse you for all reasonable expenses in fulfilling your obligations under this Paragraph 2.

3.         In accordance with Section 4.2 of the Employment Agreement, your termination of employment shall be deemed for all purposes of the Employment Agreement to be a termination without cause under Section 4.2 of the Employment Agreement and you shall be entitled to receive payments of Base Salary and Average Annual Bonus through December 31, 2010 (the “Severance Term Date”) as described in Sections 4.2.1 and 4.2.2 of the Employment Agreement at the times provided in Section 4.6 of the Employment Agreement; provided, however, that the Employment Agreement is hereby amended to provide for the following terms with respect to the timing of your termination payments thereunder:

a.         Subject to Section 14 of this Letter Agreement, (i) your future annual bonus payments that you are entitled to receive under the Employment Agreement (both before and after the Separation from Service Date) shall be paid to you between January 1 and March 15 of the calendar year immediately following the performance year with respect to such bonus and (ii) following the Separation from Service Date, your continued Base Salary payments pursuant to Sections 4.2.1 and 4.2.2 of the Employment Agreement shall be paid to you on the Company’s normal payroll payment dates as in effect immediately prior to the Separation from Service Date.

4.         This confirms that, in accordance with Section 7.2 of the Employment Agreement, the following shall apply with respect to your benefits and equity awards:         After the Separation from Service Date and prior to the Severance Term Date, you shall continue to be treated as an employee of the Company for purposes of eligibility to participate in the Company’s health and welfare benefit plans and to receive the health and welfare benefits required to be provided to you under the Employment Agreement to the extent such health and welfare benefits are maintained in effect by the Company for its executives. At the Severance Termination Date, your rights to benefits and payments under any benefit plans or any insurance or other death benefit plans or arrangements of the Company shall be determined in accordance with the terms and provisions of such plans. After the Separation from Service Date, you shall not be entitled to any additional awards or grants under any stock option, restricted stock or other stock based incentive plan and you shall not be entitled to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by the Company. At the Severance Termination Date or, if earlier, the Equity Cessation Date, your rights to benefits and payments under any stock option, restricted stock unit, stock appreciation right, bonus unit, management incentive or other long-term incentive plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock units or other awards were granted. In particular, in accordance with Section 7.2, (i) all stock options to purchase shares of Time Warner Common

Stock issued to you shall continue to vest through the earlier of the Severance Term Date and the Equity Cessation Date, (ii) at the earlier of the Severance Term Date and the Equity Cessation Date, (x) all stock options to purchase shares of Time Warner Common Stock granted to you prior to March 7, 2008, (the “Term Options”) that would have vested on or before the Severance Term Date shall vest and any vested Term Options shall remain exercisable for a period of three years after the earlier of the Severance Term Date and the Equity Cessation Date (but not beyond the term of such options) and (y) all stock options to purchase shares of Time Warner Common Stock granted to you on or after March 7, 2008 shall vest and become immediately exercisable and shall remain exercisable for a period of three years after the earlier of the Severance Term Date and the Equity Cessation Date (but not beyond the terms of such options), and (iii) the Company shall not be permitted to determine that your employment was terminated for “unsatisfactory performance” within the meaning of any stock option agreement between you and Time Warner. With respect to restricted stock units (“RSUs”) held at the Separation from Service Date, (i) the RSUs granted to you on November 27, 2006, March 7, 2008 and February 20, 2009 will fully vest on the Separation from Service Date, but will not be paid to you until immediately following six months after the Separation from Service Date and (ii) for all other RSU grants, subject to potential further delay in payment pursuant to Section 14, the pro-rated vesting of the RSU grants will be determined at the earlier of the Severance Term Date or the Equity Cessation Date in accordance with the terms of the applicable award agreement(s), but the shares or Time Warner Common Stock underlying any vested RSUs will not be paid to you until promptly following the next regular vesting date(s) for such award(s) of RSUs. With regard to the target Performance Share Units (“PSUs”) you hold at the Separation from Service Date, following the end of the applicable three-year performance periods, the performance achieved by Time Warner will be determined and the number of shares of Time Warner Common Stock to be delivered to you will be determined in accordance with the terms of the applicable award agreement, with amounts prorated if the earlier of the Severance Term Date and the Equity Cessation Date occurs prior to the end of the performance period for an award of PSUs.

5.         In accordance with Section 4.4 of the Employment Agreement, the obligations of the Company to make or continue any of the payments to you or to take any actions with respect to Paragraphs 1 through 4 above are subject to your execution of the Release attached hereto. If you fail to execute and deliver the Release, or if you revoke the Release as provided therein, then in lieu of the payments and benefits provided herein, you shall receive a severance payment determined in accordance with the Company’s polices relating to notice and severance reduced by the aggregate amount of severance payments paid pursuant to this Letter Agreement, if any, prior to the date of your refusal to deliver, or revocation of, such Release.

5A.     Section 7.5 of the Employment Agreement is hereby amended by inserting the following language to the end of the last sentence thereof: “other than defenses to the payment that the Company may have that are based on or related to the discharge of the Company’s payment obligation as a result of or through a proceeding by the Company under 11 USC et seq., as amended, or under any state insolvency laws, including but not limited to, any assignment by the Company for the benefit of creditors.

6.         Section 8.2 of the Employment Agreement is hereby amended to provide that, during the period ending twelve months after the Separation from Service Date, you shall not, directly or indirectly, without the prior written consent of the Chief Executive Officer or

Chief Operating Officer of Time Warner, render any services to, or act in any capacity for, any Competitive Entity, or acquire any interest of any type in any Competitive Entity; provided, however, that the foregoing shall not be deemed to prohibit you from acquiring, (a) solely as an investment and through market purchases, securities of any Competitive Entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than one percent (1%) of the outstanding voting power of that entity and (b) securities of any Competitive Entity that are not publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than three percent (3%) of the outstanding voting power of that entity. For purposes of the foregoing, the following shall be deemed to be a Competitive Entity: (y) eBay, Inc., MySpace, Interactive Corp., EarthLink, Inc., Google Inc., Microsoft Corporation, and Yahoo! Inc., and their respective subsidiaries and any successor to the internet service provider and (z) any internet access, service or portal company or any other company that directly competes with AOL. (Notwithstanding clause (z) above, you may provide services to a non-competitive division or subsidiary of any entity described in clause (z) above.)

7.   In accordance with Section 11.15 of the Employment Agreement and except as otherwise provided herein, you shall continue to have rights under and be subject to any obligations under the Employment Agreement that survive your termination under Section 4.2 thereof, including but not limited to Sections 3.6(Indemnification), 4.2(Termination By You For Material Breach By The Company Or Termination By The Company Without Cause), 4.3 (After The Term Date), 4.4(Release), 4.5(Mitigation), 4.6 (Payments) and 7 through 11 thereof (which includes Sections 7.3(Life Insurance), 7.5(Deferred Compensation), 7.6 (Housing and Automobile Allowance) and 11.5 (Assignability)).

7A.         You and the Company agree that the Company is responsible for the payments and benefits set forth in the Employment Agreement, as amended by this Letter Agreement, except as specifically designated otherwise. You and the Company acknowledge and agree that the Company’s obligations with respect to such payments and benefits will continue in the event of an AOL Transaction, subject to its right and obligation to assign its rights and obligations under the Employment Agreement, as amended by this Letter Agreement, pursuant to Section 11.5. In addition, in the event of an AOL Transaction that includes the sale, merger or spin off of substantially all for the Company by Time Warner Inc in two or more parts, if the Company (or its successor(s), as applicable) fails to make any required payment to you, Time Warner will make such required payment(s) and will have a claim for reimbursement from the Company (or its successor(s), as applicable), and you acknowledge that in such instance, Time Warner will have and be able to assert any defenses to payment that the Company may have other than defenses to the payment that are based on or related to the discharge of the Company’s payment obligation as a result of or through a proceeding by the Company under 11 U.S.C. et seq., as amended, or any state insolvency laws, including but not limited to, any assignment by the Company for the benefit of creditors.

8.         You will continue to be entitled to be eligible for the same level of financial services reimbursement as similarly situated employees at the Company through the earlier of the Equity Cessation Date or the Severance Term Date.

9.         You agree and acknowledge that you have no further right to receive any compensation, payments or benefits from the Company, other than as set forth in the Employment Agreement, as amended by this Letter Agreement.

10.         Except as provided in Section 11.7 of the Employment Agreement, any claims, controversies or disputes arising out of or related to this Letter Agreement or the Release, the interpretation, validity or enforceability of this Letter Agreement or the Release, or the alleged breach of this Letter Agreement or the Release shall be submitted to resolution in arbitration in accordance with the procedures set forth in Section 11.8 of the Employment Agreement.

11.         This Letter Agreement, taken together with the Release and Employment Agreement, as modified by this Letter Agreement, constitute and contain the entire agreement and understanding concerning your employment, termination from employment and the other subject matters addressed herein between the parties and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document. Except as expressly amended by this Letter Agreement, the Employment Agreement remains in full force and effect.

12.         This Letter Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

13.         This Letter Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York.

14.         This Letter Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein or contained in the Employment Agreement to the contrary, (i) if at the Effective Termination Date you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder or under the Employment Agreement (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409 A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder or under the Employment Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Letter Agreement or under the Employment Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l)(iv). Each payment made under this Agreement or under the Employment Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 14; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

If the foregoing accurately reflects our agreement, please so indicate by signing where indicated below.

Very truly yours,

TIME WARNER INC.

By:	/s/ Mark A. Wainger

AOL LLC

By:	/s/ Mark A. Wainger

Agreed and Accepted:

/s/ Randel A. Falco
Randel A. Falco

Date:	5/15/09

cc:	Randel Falco (residence address) Paul M. Ritter, Esq David Nochinson, Esq.

RELEASE

This Release is made by and among Randel A. Falco (“You” or “Your”), AOL LLC, (the “Company”), 770 Broadway, New York, NY 10036, and TIME WARNER INC. ( “Time Warner”), One Time Warner Center, New York, New York 10019 as of the date set forth below in connection with the Employment Agreement dated and effective as of March 7, 2008, and the letter agreement (the “Letter Agreement” between You and the Company dated as of April 20, 2009 (as so amended, the “Employment Agreement”), and in association with the termination of your employment with the Company.

In consideration of payments made to You and other benefits to be received by You by the Company and other benefits to be received by You pursuant to the Employment Agreement, as further reflected in the Letter Agreement, You, being of lawful age, do hereby release and forever discharge the Company, its successors, related companies, Affiliates, officers, directors, shareholders, subsidiaries, agents, employees, heirs, executors, administrators, assigns, benefit plans (including but not limited to any severance plan of the Company), benefit plan sponsors and benefit plan administrators of and from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), whether known or unknown, which in any way relate to or arise out of your employment with the Company or the termination of Your employment, which You may now have under any federal, state or local law, regulation or order, including without limitation, Claims related to any stock options held by You or granted to You by Time Warner that are scheduled to vest subsequent to Your termination of employment (except for those stock options scheduled to vest after the date of your termination under section 7 of the Employment Agreement) and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date You sign this Release, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act and the Employee Retirement Income Security Act of 1974, as amended, through and including the date of this Release; provided, however, that the execution of this Release shall not prevent You from bringing a lawsuit against the Company or Time Warner to enforce either of their obligations under the Employment Agreement, the Letter Agreement and this Release; provided further, the execution of this release does not release any right You might have against the Company or Time Warner for indemnification under the Employment Agreement or any other agreement, plan or arrangement. Nothing in this release shall be read to limit your ability to defend Yourself against any action brought against You by the Company or Time Warner.

Notwithstanding anything to the contrary, nothing in this Release shall prohibit or restrict You from (i) making any disclosure of information required by law; (ii) filing a charge with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (iv) challenging the validity of my release of claims under the Age Discrimination in Employment Act. Provided, however, You acknowledge that You cannot recover any monetary damages or equitable relief in connection with a charge brought by You or through any action brought by a third party with respect to the Claims released and waived in the Employment Agreement. Further, notwithstanding the above, You are not waiving or releasing: (i) any claims arising after the Effective Date of the Letter Agreement; (iii) any claims for enforcement of this Employment Agreement; (iii) any rights or claims You may have to workers compensation or unemployment benefits; (iv) claims for accrued, vested benefits under any employee benefit plan of the Company or Time Warner in accordance with the terms of such plans and applicable law; and/or (v) any claims or rights which cannot be waived by law.

You further state that You have reviewed this Release, that You know and understand its contents, and that You have executed it voluntarily.

You acknowledge that You have been given 21 days from the date You received a copy of the Release to sign it. You also acknowledge that by signing this Release You may be giving up valuable legal rights and that You have been advised to consult with an attorney. You understand that You have the right to revoke Your consent to the Release for seven days following Your signing of the Release. You further understand that You will not receive any payments or benefits under this Agreement if You do not sign this Release or if You revoke Your consent to the Release within seven days after signing the Release. The Release shall not become effective or enforceable with respect to claims under the Age Discrimination Act until the expiration of the seven-day period following Your signing of this Release. You shall not receive any payments or benefits pursuant to this Agreement until the Release becomes effective. To revoke, You send a written statement of revocation by certified mail, return receipt requested, or by hand delivery. If You do not revoke, the Release shall become effective on the eighth day after You sign it.

Accepted and Agreed to:

/s/ Randel A. Falco
Randel A. Falco

Dated:	5/15/09